Wintrust Financial
Corporation
727 North Bank Lane,
Lake Forest, Illinois 60045

FOR IMMEDIATE RELEASE
October 15, 2004

FOR MORE INFORMATION CONTACT:

Edward J. Wehmer, President/CEO – Wintrust Financial Corporation, (847) 615-4096
David A. Dykstra, Senior EVP/COO – Wintrust Financial Corporation, (847) 615-4096
William J. Hickmann, Chairman of the Board, – Town Bankshares, Ltd, (262) 646-6888
Jay C. Mack, President/CEO – Town Bankshares, Ltd, (262) 646-6888
Wintrust Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION ANNOUNCES CLOSING OF
ACQUISITION OF TOWN BANKSHARES, LTD.

     LAKE FOREST, ILLINOIS – Wintrust Financial Corporation (“Wintrust”) (Nasdaq: WTFC) today announced the completion of its previously announced acquisition of 100% of the ownership interest of Town Bankshares, Ltd. (“Town Bankshares”). Town Bankshares is the parent company of Town Bank that has locations in Delafield and Madison, Wisconsin. Town Bank began operations as a de novo bank in 1998 as Delafield State Bank and had total assets of approximately $260 million as of September 30, 2004.

     “This transaction is a terrific fit for both companies,” stated Edward J. Wehmer, President and CEO of Wintrust. “The merger helps fulfill Wintrust’s plans to continue expansion into communities within the Chicago and Milwaukee market areas. Southeastern Wisconsin has always been within Wintrust’s target market area and we are excited about our first banking operation in that State. Similar to Wintrust’s origin, Town Bank began as a de novo bank and, as such, embodies the true spirit of community banking. We are very pleased to welcome an organization with such a compatible operating culture into the Wintrust family.”

     “We are excited about beginning our partnership with Wintrust as they are a company that shares our commitment to community banking, predicated on highly personalized service,” stated Jay C. Mack, President & CEO of Town Bank. “We clearly see benefits for our clients and employees. Combining resources with Wintrust allows us to provide our clients with a wider array of banking services, enhanced lending capacity, wealth management and trust services, and additional capital to support our future growth.”

     William Hickmann, Chairman of Town Bank and Town Bankshares added, “On behalf of the Board of Directors, we are pleased to become a member of the Wintrust organization. From the bank’s beginning, we set out to provide a high level of personal service to our customers. The additional strengths brought about by this merger will allow us to continue to meet the needs of our growing base of customers and will provide excellent opportunities for our employees.”

Terms of the Transaction

     Under the terms of the merger agreement, each share of Town Bankshares’ common stock outstanding was converted into the right to receive 1.283 shares of Wintrust’s common stock and $58.10 in cash. At the closing, Town Bankshares had outstanding 290,506 shares of common stock (after giving effect to the redemption for $130.22 per share in cash prior to the closing of 7,700 shares of common stock held in Town Bank’s Employee Stock Ownership Plan) and in-the-money options to acquire approximately 41,000 shares of common stock at an average exercise price of approximately $57.41. The shares issued in the transaction have been registered under the Securities Act of 1933. The consummation of the transaction is not expected to have a material impact on Wintrust’s 2004 earnings per share.

About Wintrust

     Wintrust is a financial holding company with assets of approximately $6 billion whose common stock is traded on the Nasdaq Stock Market (Nasdaq: WTFC). In addition to the Town Bankshares merger, Wintrust operates eleven other community bank subsidiaries, each of which was founded as a de novo bank since December 1991, that are located primarily in Chicago metropolitan market. Additionally, the Company operates various non-bank subsidiaries including one of the largest commercial insurance premium finance companies operating in the United States, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, companies engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services including broker-dealer, money management services, advisory services, and trust and estate services.

     Currently, including the Town Bank locations, Wintrust operates a total of 49 banking offices and is in the process of constructing several additional branch facilities. All of the Company’s banking subsidiaries are locally managed with large local boards of directors.

Forward-Looking Information

     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to the acquisition of Town Bankshares, Ltd. and integration of Town Bankshares, Ltd. with Wintrust, the combination of their businesses and projected revenue, as well as profitability and earnings outlook. Actual results could differ materially from those addressed in the forward-looking statements due to factors such as changes in economic conditions, unanticipated changes in interest rates that negatively impact growth, competition and the related origination of loan products, slower than anticipated development and growth of Town Bankshares’ business or unanticipated business declines, unforeseen difficulties in integrating the acquisition or higher than expected operational costs, unforeseen changes in the banking industry, difficulties in adapting successfully to technological changes as needed to compete effectively in the marketplace, and the ability to attract and retain experienced key management. Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements.

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